EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements, as amended, on Form S-3 (Registration Nos. 333-33846, 333-84820 and 333-106949) and Form S-8 (Registration Nos. 333-31709, 333-31721, 333-31723, 333-31727, 333-81844, 333-81858 and 333-106620) of Valero Energy Corporation, of our report dated May 5, 2004 relating to the combined financial statements of the El Paso Aruba Refining Business, which appears in the Current Report on Form 8-K/A of Valero Energy Corporation dated May 10, 2004.

PricewaterhouseCoopers LLP

Houston, Texas
May 10, 2004